Exhibit 99

IKON OFFICE SOLUTIONS ANNOUNCES IKON ENTERPRISE SERVICES

Michael Kohlsdorf named SVP of New Group
Focused on Maximizing Value-Added Service Offerings

Valley Forge, Pennsylvania—May 5, 2004— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the formation of a new business group, titled IKON Enterprise Services, focused on maximizing its services offerings to IKON customers.

The new business group is a strategic element of IKON’s overall growth strategy, focusing specifically on servicing the current and emerging requirements of its customers while leveraging the natural synergies both in North America and Europe of IKON’s Professional Services, Outsourcing Services and Customer Service functions.

The new division will be led by Michael Kohlsdorf who was named Senior Vice President of IKON Enterprise Services, reporting directly to IKON’s Chairman and CEO, Matthew J. Espe. In his new position, Mr. Kohlsdorf will support the Company’s commitment to enhancing document management efficiency for customers through the considerable resources and capabilities in this new organization.

“Professional Services and Outsourcing Services play a central role in IKON’s ongoing success as the single most reliable source for best-in-class document management solutions and services,” said Matthew J. Espe, Chairman and CEO of IKON Office Solutions. “We are actively expanding these solutions and services offerings to meet growing customer demand for document and printing strategies that produce measurable business advantages, streamline workflow and reduce document management costs. We feel that the combination of Professional and Outsourcing Services along with Customer Service under one umbrella—IKON Enterprise Services—will offer the right platform for new growth opportunities, significant customer value and operational excellence.”

“I am excited about this new organization and our ability to deliver a comprehensive set of world-class document solutions and services for the enterprise,” said Michael Kohlsdorf, Senior Vice President of IKON Enterprise Services.

David Rupert, Vice President of Management Services, will leave IKON to pursue other interests, effective immediately.

Customer Service represents a key source of recurring revenue for IKON and the team provides world-class service and support to IKON customers through 7000 dedicated service professionals. IKON’s Outsourcing business, one of the top in the industry, includes on-site facilities management, off-site business document services, fleet management and legal document services. Professional Services provides document assessment services as well as workflow, image capture and document management services.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world’s largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and HP and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry’s broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development, as well as equipment lease financing. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

(GIKN)
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